SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2008

WHO’S YOUR DADDY, INC.
 (Exact name of registrant as specified in its charter)

Nevada
(State or Other Jurisdiction of Incorporation)

0-33519	98-0360989
(Commission File Number)	(IRS Employer Identification No.)

5840 El Camino Real, Suite 108, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-5470
(Registrant’s telephone number, including area code)

___________________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item     3.02           Unregistered Sale of Equity Securities.

On July 16, 2007, Who’s Your Daddy, Inc. (the “Company”) sold unregistered equity securities to various investors (collectively, the “Purchasers”) pursuant to a Private Placement Offering (“Offering”) and a Convertible Promissory Note (the “Note”), a form of which is attached to this Current Report as Exhibit 10.1.   The Company intends to sell fifteen Units in the Offering, with a minimum offering amount of $300,000 and a maximum of $1,500,000.   Each Unit consists of (i) a Note with a principal amount of $100,000 bearing interest at a rate of 10% per annum; and (ii) 100,000 shares of the Company’s unregistered common stock.  The Purchasers purchased three (3) Units in the Offering. Accordingly, the Company sold 300,000 shares of its common stock.   In connection with the issuance of the shares and the Note, the Company relied on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

The Company will pay Grant Bettingen, Inc., (the “Placement Agent”) a placement fee of $50,000 upon the closing of at least $600,000 of gross proceeds in the Offering and fifteen percent (15%) of the gross proceeds received from the sale of the securities in the Offering. Further, the Company and shall grant up to 2,000,000 shares of the Company’s restricted common stock to the Placement Agent subject to the following: if the Placement Agent raises $1,000,000 of gross proceeds of the Offering, 1,000,000 shares shall be fully earned; additionally, 1,000,000 shares shall be fully earned upon the Placement Agent raising aggregate gross proceeds of  $3,500,000 combined in this Offering and the Proposed Private Placement, as described below.  If less than $1,500,000 is raised in the Offering, or if less than $3,500,000 of gross proceeds are raised in the aggregate, the number of shares fully earned shall be prorated and cancelled based on the actual amount raised divided by the applicable milestone.

Under the terms of the Notes, the principal and any unpaid accrued interest thereon is due and payable on January 15, 2010. The Company plans to repay the principal and interest due under the Notes from the proceeds of a proposed minimum $3,500,000 private placement of the Company’s common stock or convertible securities (the “Proposed Private Placement”), which may be conducted on a best efforts basis.

If the Proposed Private Placement is successful or if the Company undertakes any other debt or equity offering, the Notes will be repaid with fifty percent (50%) of the net proceeds received by the Company from the Proposed Private Placement, or other offering, as proceeds are received until paid in full. If net proceeds are insufficient, beginning thirty (30) days after the final closing of the Proposed Private Placement, Company will make monthly principal and interest payments to the Purchaser amortized over a period of sixty (60) months, until all principal and interest is paid in full.

If the Company does not conduct the Proposed Private Placement, then beginning eighteen (18) months from the date of each Note, or January 15, 2010, whichever is later, the Company will make monthly payments of principal and interest amortized over a period of 60 months, until all principal and interest is paid in full.

Each Purchaser will also have the option to convert the Note into shares of the Company’s unregistered common stock at a price (the “Conversion Price”) equal to 80% of the volume weighted average price for the last thirty (30) trading days preceding the earlier of (i) closing of at least $3 million in gross proceeds of the Proposed Private Placement, or (ii) twelve (12) months from the initial closing date of the Offering, but in no event shall the Conversion Price be less than $0.50 per share or greater than $0.75 per share.  The Purchaser shall maintain this right of conversion, for any outstanding principal and/or interest, until the Note is paid in full.

Item     8.01           Other Events.

On July 16, 2007, the Company entered into an assignment of claims agreement (the “Agreement”), a copy of which is attached to this Current Report as Exhibit 10.2, with Anga M’Hak Publishing and Edward Raabe (collectively, the “Assignor”) pursuant to which Assignor assigned to the Company all of their right, title and interest to a stock purchase agreement and all claims, whether or not they have been asserted, against Sacks Motorsports, Inc. and Greg Sacks, an individual, and any other entity or individual that in any way arise from the stock purchase agreement or Daytona Speed, Inc., other than any claims that are not assignable under California law.   Additionally, the Assignor agreed to fully cooperate with the Company in connection with the assertion of any of the assigned claims including, but not limited to, providing and signing affidavits and appearing for depositions and court dates.

Item    9.01            Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Note
10.2	Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Who’s Your Daddy, Inc.

Date: July 22, 2008	By:	/s/ Michael R. Dunn
Name: Michael R. Dunn
Title: Chief Executive Officer